FOURTH AMENDMENT AGREEMENT



     THIS FOURTH AMENDMENT AGREEMENT (this "Amendment") dated effective as of August 13, 1997 among TRION, INC. (the "Borrower"), WACHOVIA BANK, N.A. (f/k/a/ "WACHOVIA BANK OF GEORGIA, N.A."), as Agent (the "Agent") and WACHOVIA BANK, N.A. (f/k/a/ "WACHOVIA BANK OF NORTH CAROLINA, N.A.") and FIRST UNION NATIONAL BANK OF NORTH CAROLINA as lenders (the "Lenders");


                         W I T N E S S E T H:


     WHEREAS, the Borrower, the Agent and the Lenders executed and delivered that certain Credit Agreement, dated September 8, 1995 (as amended by that certain First Amendment to Credit Agreement dated June 14, 1996, that certain Second Amendment to Credit Agreement dated March 10, 1997, and that certain Third Amendment to Credit Agreement dated May 9, 1997, and as the same may be otherwise amended from time to time, the "Credit Agreement"); and

     WHEREAS, the Borrower has requested and the Agent and the Lenders have agreed to certain amendments to the Credit Agreement, subject to the terms and conditions hereof;

     NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the Borrower, the Agent and the Lenders hereby covenant and agree as follows:

     1. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit
Agreement shall have the meaning assigned to such term in the Credit Agreement, as amended.

     2. Amendments to Credit Agreement. (a) The following new definitions are hereby added to Section 1.01 of the Credit
Agreement in alphabetical order:

               "Performance Pricing Determination Date" has the meaning set forth in Section 2.06(a).

               "Fixed Charge Coverage Ratio" means, for any period, the ratio of Borrower's EBILT to Consolidated
          Fixed Charges as calculated in Section 5.19 of the Credit Agreement.

          (b) Section 2.06(a) of the Credit Agreement is hereby amended in its entirety as set forth below:

          SECTION 2.06. Interest Rates. (a) "Applicable Margin" means (i) for the period commencing on the execution date of this Amendment to and including the first Performance Pricing Determination Date, (y) for any Base Rate Loan, 0%, and (z) for any Euro-Dollar Loan, 1.45%; and (ii) from and after the first Performance Pricing Determination Date, (x) for any Base Rate Loan, 0.00% and (y) for each Euro-Dollar Loan, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below as to such type of Loan and the Fixed Charge Coverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date.

        Fixed Charge                             Applicable Margin
        Coverage Ratio

       greater than or equal to 4.25 to 1.0             1.00%

       less than 4.25 to 1.0 but
       greater than or equal to 3.25 to 1.0             1.25%

       less than 3.25 to 1.0 but
       greater than or equal to 2.25 to 1.0             1.50%

       less than 2.25 to 1.0                            1.75%

          In determining interest for purposes of this Section
     2.06 and fees for purposes of Section 2.07, the Borrower and the Banks shall refer to the Borrower's most recent consolidated quarterly and annual (as the case may be) financial statements delivered pursuant to Section 5.01(a) or
     (b), as the case may be. If such financial statements require a change in interest pursuant to this Section 2.06 or fees pursuant to Section 2.07, the Borrower shall deliver to the Agent, along with such financial statements, a notice to that effect, which notice shall set forth in reasonable detail the calculations supporting the required change. The "Performance Pricing Determination Date" is the date which is the last date on which such financial statements are permitted to be delivered pursuant to Section 5.01(a) or (b), as applicable. Any such required change in interest and fees shall become effective on such Performance pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided that: (i) for Fixed Rate Loans, changes in interest shall only be effective for Interest Periods commencing on or after the Performance Pricing Determination Date; and (ii) no fees or interest shall be decreased pursuant to this Section 2.06 or
      Section 2.07 if a Default is in existence on the Performance Pricing Determination Date.

     (c) section 2.07(a) of the Credit Agreement is hereby amended in its entirety as set forth below:

           SECTION 2.07. Fees. (a) The Borrower shall pay to the Agent, for the ratable account of each Bank, a commitment fee, calculated in the manner provided in the last paragraph of Section 2.06(a) (ii), on the average daily amount of such Bank's Unused Commitment, at a rate per annum from and after the last Performance Pricing Determination Date, at a rate per annum equal to: (i) for the period commencing on the execution date of this Amendment to and including the first Performance Pricing Determination Date, 0.20%; and (ii) from and after the first Performance Pricing Determination Date, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below and the Fixed Charge Coverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date:

         Fixed Charge                           Commitment Fee
         Coverage Ratio

       greater than or equal to 4.25 to 1.0            0.15%

       less than 4.25 to 1.0 but
       greater than or equal to 3.25 to 1.0            0.20%

       less than 3.25 to 1.0 but
       greater than or equal to 2.25 to 1.0            0.25%

       less than 2.25 to 1.0                           0.30%

     Such commitment fees shall accrue from and including the execution date of this Amendment to but excluding the Termination Date and shall be payable on each March 31, June
     30, September 30 and December 31 and on the Termination Date.

     (d) Section 5.19 of the Credit Agreement is hereby amended in its entirety as set forth below:

          SECTION 5.19. Fixed Charges Coverage. At the end of the Fiscal Quarter ending June 30, 1997, the ratio of EBILT to Consolidated Fixed Charges for the Fiscal Quarter just ended and the immediately preceding 3 Fiscal Quarters shall be greater than 1.75 to 1.0; at the end of the Fiscal Quarter ending September 30, 1997, the ratio of EBILT to Consolidated Fixed Charges for the Fiscal Quarter just ended and the immediately preceding 3 Fiscal Quarters shall be greater than
     2.00 to 1.0; at the end of the Fiscal Quarter ending December 31, 1997, the ratio of EBILT to Consolidated Fixed Charges for the Fiscal Quarter just ended and the immediately preceding 3 Fiscal Quarters shall be greater than 2.25 to 1.0; at the end of each Fiscal Quarter thereafter, the ratio of EBILT to Consolidated Fixed Charges for the Fiscal Quarter just ended and the immediately preceding 3 Fiscal Quarters shall be greater than 2.75 to 1.0. Provided, however, and solely for the Fiscal Quarter ending on September 30, 1996 and solely for the purposes of this Section 5.19, the amount of $914,000 (resulting from transaction charges incurred in connection with the Borrower's acquisition of Herrmidifier Company, Inc. and inventory reductions of the Borrower) will be added to EBILT for such Fiscal Quarter.

     (e) Section 5.21 of the Credit Agreement is hereby amended in its entirety as set forth below:

          SECTION 5.21. Ratio of Consolidated Funded Debt to Consolidated Cash Flow. At the end of the Fiscal Quarter ending June 30, 1997, the ratio of Consolidated Funded Debt to Consolidated Cash flow for the Fiscal Quarter just ended will not exceed 5.00 to 1.0; at the end of the Fiscal
     Quarter ending September 30, 1997, the ratio of Consolidated Funded Debt to Consolidated Cash Flow for the Fiscal Quarter just ended will not exceed 4.75 to 1.0; at the end of the Fiscal Quarter ending December 31, 1997, the ratio of Consolidated Funded Debt to Consolidated Cash Flow for the Fiscal Quarter just ended will not exceed 4.50 to 1.0; thereafter the ratio of Consolidated Funded Debt to Consolidated Cash Flow for the Fiscal Quarter just ended will not exceed 4.25 to 1.0. Provided, however, and solely for the Fiscal Quarter ending on September 30, 1996 and solely for the purposes of this Section 5.21, the amount of $630,000 (resulting from transaction charges incurred in connection with the Borrower's acquisition of Herrmidifier Company, Inc., after taxes, and inventory reductions of the Borrower) will be added to Consolidated Cash flow for such Fiscal Quarter.

     4. Amendment Fee. In consideration for the execution of this Amendment, Borrower agrees to pay a one-time, fully-earned and non-refundable amendment fee equal to $9,000 to be shared ratably among the Banks.

     5. Ratification. The Borrower hereby restates ratifies and reaffirms each and every term, covenant and condition set forth in the Credit Agreement and the other Loan Documents effective as of the date hereof.

     6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

     7. Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

     8. No Additional Default. To induce the Agent and the Lenders to enter into this Amendment and to continue to make advances pursuant to Sections 2.01 and 2.02 of the Credit Agreement, the Borrower hereby acknowledges and agrees that, as of the date hereof, there exists (i) no additional Default or Event of Default except as set forth above in this Amendment and (ii) no right of offset, defense, counterclaim, claim or objection in favor of the Borrower arising out of or with respect to any of the Loans or other obligations of the Borrower owed to the Lenders under the Credit Agreement.

     9. Further Assurances. The Borrower agrees to take such further actions as the Agent shall reasonably request in connection herewith to evidence the provisions herein contained to the Borrower.

     10. Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with, the laws of the State of North Carolina.

     11. Conditions Precedent. This Amendment shall become effective only upon the execution and delivery of a duly executed counterpart of this Amendment by each of the parties hereto. The Agent and the Banks have waived the condition of execution and delivery to the Agent of secretary certificates pertaining to the Borrower and the Guarantors certifying as to the authorization and/or ratification of the execution and delivery of this Amendment, provided that the Borrower and Guarantors shall deliver such duly executed secretary certificates to the Agent by no later than August 29, 1997.

     IN WITNESS WHEREOF, the Borrower, the Agent and each of the Lenders has caused this Amendment to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.


                                      TRION, INC.
                                      as Borrower          (SEAL)


                                      WACHOVIA BANK, N.A.,
                                      as Agent             (SEAL)


                                      WACHOVIA BANK, N.A.,
                                      as Lender            (SEAL)

                                      FIRST UNION NATIONAL BANK OF
                                      NORTH CAROLINA, as Lender
                                                           (SEAL)





              CONSENT AND REAFFIRMATION OF GUARANTORS

     Each of the undersigned (i) acknowledges receipt of the foregoing Amendment, (ii) consents to the execution and delivery of the Amendment by the parties thereto and (iii) reaffirms all of its obligations and covenants under the Guaranty Agreement dated as of September 8, 1995 executed by it or to which it has become a party, and agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Amendment. This Consent and Reaffirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

                              ENVIRCO CORPORATION          (SEAL)


                              HERRMIDIFIER COMPANY, INC.   (SEAL)